Issuer Free Writing Prospectus
                                                  filed pursuant to Rule 433
                                                  Registration No. 333-132747
                                                  Dated May 8, 2006

UBS AG Commodity Linked Notes
Linked to the Rogers International Commodity Index(R) Excess Return(SM) OFFERING EXPOSURE TO COMMODITIES

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INDICATIVE TERMS

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Issuer                   UBS AG
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Booking Branch           Jersey Branch
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Issuer                   UBS AG
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Issue Price              $10 per Note
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Underlying Index         Rogers International Commodity Index(R)
                         Excess Return(SM)
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Term                     2 years
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Payment at               $10+ ($10 x Participation Rate x Adjusted
Maturity                 Index Return)
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Participation Rate       If the Adjusted Index Return is positive, the
                         Participation Rate will equal 1.50 to 1.65.

                         If the Adjusted Index Return is negative, the
                         Participation Rate will equal 1.
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Adjusted Index           Adjusted Index Ending Level - Index Starting Level
Return                   --------------------------------------------------
                                       Index Starting Level
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Annual Fee               The Annual Fee will reduce the Index level by a
                         rate of 1% per year, compounded daily over
                         the term of the Notes
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Index Starting Level     The closing level of the Index on the Trade Date
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Index Ending Level      The closing level of the Index on the Final
                         Valuation Date
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Adjusted Index           The Index Ending Level reduced by Annual Fee
Ending Level
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Trade Date*              May 24, 2006
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Settlement Date*         May 31, 2006
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Final Valuation          May 23, 2008
Date*
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Maturity Date*           May 30, 2008
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*EXPECTED

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PRODUCT DESCRIPTION

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UBS Commodity linked Notes offer exposure to the Rogers International Commodity Index(R) Excess Return(SM). Provided that there is a positive Adjusted Index Return at maturity, the Notes will provide the investor an opportunity to outperform the Index by a measure of 1.50 - 1.65x (indicative) with no cap. If the Index declines, the Note return will be equal to the percentage decline in the Adjusted Index Return.

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BENEFITS

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o Enhanced Exposure: 1.50 - 1.65x (indicative) leverage feature provides enhanced participation in upside appreciation, while maintaining 1 to 1 downside exposure

o    Tax Efficient: Should receive long term treatment if held over 1 year*

o Diversification: Provides portfolio exposure to 35 futures contracts on physical commodities

*UBS AG AND ITS SUBSIDIARIES AND AFFILIATES DO NOT PROVIDE TAX ADVICE.

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SCENARIO ANALYSIS AT MATURITY

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ASSUMPTIONS: 1.5X POSITIVE ADJUSTED INDEX RETURN; 1X NEGATIVE ADJUSTED INDEX RETURN

                               ADJUSTED
                                INDEX                                     NOTE
                                RETURN                                   RETURN
                             ------------                               --------
                                  40%                                      60%
                                  20%      1.5x ADJUSTED INDEX RETURN      30%
                                  10%                                      15%
 [GRAPHIC OMITTED]                 1%                                     1.5%
                             ------------                               --------
                             ------------                               --------
                                   0%                                       0%
                             ------------                               --------
                             ------------                               --------
                                  -5%                                      -5%
                                  -10%    -10% 1:1 DOWNSIDE EXPOSURE >    -10%
                                  -20%                                    -20%
                             ------------                               --------

* NET OF 1% ANNUAL FEE

The annual fee will reduce the Index level by a rate of 1% per year, compounded daily over the term of the Notes. (2.02% total)

This offering summary represents a summary of the terms and conditions of the Notes. We encourage you to read the preliminary prospectus supplement and accompanying prospectus related to this offering dated May __, 2006.

                                                  Issuer Free Writing Prospectus
                                                  Filed pursuant to Rule 433
                                                  Registration No, 333-132747
                                                  Dated May 8, 2006

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INDEX DESCRIPTION

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ROGERS INTERNATIONAL COMMODITY INDEX(R) EXCESS RETURN(SM)

The Rogers International Commodity Index is composed of 35 futures contracts on physical commodities traded on ten exchanges in five countries. The index is rebalanced monthly. The commodities represented in the Index include agricultural, energy and metal products.

   [THE FOLLOWING DATA POINTS REPRESENT A PIE CHART IN THE PRINTED DOCUMENT.]

                             Metals       21%
                             Energy       44%
                             Agriculture  35%


PLEASE REFER TO PAGE S-16 OF THE ATTACHED PRELIMINARY PROSPECTUS FOR DETAILED WEIGHTINGS.

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HISTORICAL PERFORMANCE

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The graph below illustrates the performance of the Index from 7/31/98 to 5/4/06 -- BLOOMBERG


                       [LINE GRAPH IN ORIGINAL DOCUMENT]


HISTORICAL PERFORMANCE IS NOT INDICATIVE OF FUTURE PERFORMANCE

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INVESTOR SUITABILITY AND KEY RISKS

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THE NOTES MAY BE SUITABLE FOR YOU IF:

o You are willing to accept the risk of fluctuations in commodities prices in general and exchange traded futures contracts on physical commodities traded on various exchanges in particular

o You believe the level of the Index will increase by more than 2.02% (the amount sufficient to offset the cumulative effect of the annual fee)

o You are willing to accept the risk that you may lose some or all of your investment if the Index ending level does not increase by at least 2.02%

o    You do not seek current income from this investment

o    You are willing to hold the Notes to maturity

o You are willing to invest in the Notes based on the range indicated for the participation rate (determined on trade date)

THE NOTES MAY NOT BE SUITABLE FOR YOU IF:

o You are not willing to accept the risk that you may lose some or all of your principal

o You are not willing to be exposed to fluctuations in commodities prices in general and exchange traded futures contracts on physical commodities in particular

o You believe the Index level will decline during the term of the Notes or will not increase by an amount sufficient to offset the cumulative effect of the annual fee

o You prefer the lower risk and therefore accept the potentially lower returns of fixed income investments with comparable maturities and credit ratings

o You will create an over-concentrated position in the commodities sectors of your portfolio by owning the Notes

o    You seek current income from your investment

o    You seek an investment for which there will be an active secondary market

KEY RISKS:

o You may lose some or all of your principal--the notes are fully exposed to any decline in the level of the index

o Market risk -- the return on the notes is linked to the performance of the index and may be positive or negative

o No direct exposure to fluctuations in foreign exchange rates -- the value of the notes will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies upon which the futures contracts comprising the Index are based

o Potential over-concentration in particular commodity sectors -- The commodities underlying the futures contracts included in the index are concentrated in a limited number of sector, particularly energy and agriculture

o No interest payments -- You will not receive any periodic interest payments on the notes

o No listing -- The notes will not be listed, and there will not be an active secondary trading market

INVESTORS ARE URGED TO REVIEW "RISK FACTORS" IN THE PRELIMINARY PROSPECTUS SUPPLEMENT RELATING TO THIS OFFERING FOR A MORE DETAILED DESCRIPTION OF THE RISKS RELATED TO AN INVESTMENT IN THE NOTES.

THE RETURNS ON UBS STRUCTURED NOTES ARE LINKED TO THE PERFORMANCE OF THE RELEVANT UNDERLYING ASSET OR INDEX. INVESTING IN A STRUCTURED NOTE IS NOT EQUIVALENT TO INVESTING DIRECTLY IN THE UNDERLYING ASSET OR INDEX. BEFORE INVESTING, INVESTORS SHOULD CAREFULLY READ THE DETAILED EXPLANATION OF RISKS, TOGETHER WITH OTHER INFORMATION IN THE RELEVANT OFFERING MATERIALS DISCUSSED BELOW, INCLUDING BUT NOT LIMITED TO INFORMATION CONCERNING THE TAX TREATMENT OF THE INVESTMENT. UBS AG HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS UBS AG HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT UBS AG AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, YOU CAN REQUEST THE PROSPECTUS BY CALLING TOLL-FREE AT 1-800-413-9657.